Exhibit 99.1
Double Eagle Petroleum Company
P. O. Box 766 · Casper, WY 82602 · 1-307-237-9330 · Fax: 1-307-266-1823
FOR RELEASE AT 6:00 AM, EST
Date: August 8, 2006
Double Eagle Petroleum Reports Project Update
Casper, Wyoming — Double Eagle Petroleum Co. (NASDAQ: DBLE) reported today on progress at the Cow Creek Deep #2 well, the South Fillmore Prospect, and the Rattlesnake Prospect.
At the Cow Creek Unit Deep #2 well, we have drilled to 9,922 feet as of August 7 and are trying to run casing through the Nugget Sandstone that had good gas and sample shows. We are fighting to get casing in the hole as the shales are coming apart. If we can get the well cased, the Nugget and Frontier Sandstones appear very prospective. In 1998, KCS Resources tried to drill a Tensleep test, three quarters of a mile to the south of our well, and ended up losing the well because of the shale problems. The next couple of days will be critical in the successful completion of this well.
At the South Fillmore, the Cow Creek coal seam in the Almond Formation of the Mesaverde Group was perforated and flowed back. We experienced rates of 50 to 75 mcfpd, 1.5 barrels of fluid per hour that was 10 to 20 % high pour point oil with no fracture stimulation. We believe that the water was probably load water from our minor breakdown of the coal. On August 9, we plan to perforate and fracture stimulate a sandstone that we believe is gas saturated and that is above the coal. Two additional locations have been staked.
At the Rattlesnake Prospect, the Rattlesnake 24-19 well was spudded on July 18 and did not find a commercial deposit of oil and gas. The well has been plugged and abandoned. Stephen H. Hollis, CEO of Double Eagle commented: “We are at a critical point in the Cow Creek Unit Deep #2 well. In the next couple of days we must get some casing across the sloughing shales. The South Fillmore well appears to be saturated with gas and oil. If we can find the right fracture stimulation technique, we may have additional locations to develop. The next couple of weeks will be very important to Double Eagle.”
About Double Eagle
Founded in 1972, Double Eagle Petroleum Co. explores for, develops, and sells natural gas and crude oil, with natural gas constituting more than 90% of its production and reserves. The Company’s current development activities are in its Atlantic Rim coal bed methane play and in the Pinedale Anticline in Wyoming. Its current exploration activities involve the Christmas Meadows Prospect in northeastern Utah.
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This release may contain forward-looking statements regarding Double Eagle Petroleum Co.’s future and expected performance based on assumptions that the Company believes are reasonable. No assurances can be given that these statements will prove to be accurate. A number of risks and uncertainties could cause actual results to differ materially from these statements, including, without limitation, decreases in prices for natural gas and crude oil, unexpected decreases in gas and oil production, the timeliness, costs and success of development and exploration activities, unanticipated delays and costs resulting from regulatory compliance, and other risk factors described from time to time in the Company’s Forms 10-K and 10-Q and other reports filed with the Securities and Exchange Commission. Double Eagle undertakes no obligation to publicly update these forward-looking statements.
Company Contact:
Steve Hollis, President
(307) 237-9330